EXHIBIT 10. 63

COINSURANCE AGREEMENT

by and between

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA

Austin, Texas

and

FAMILY LIFE INSURANCE COMPANY

Houston, Texas

COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT (the “Agreement”) is made and entered into by and between INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA (“Company”), a Texas stock life insurance company, and FAMILY LIFE INSURANCE COMPANY (“Reinsurer”), a Texas stock life insurance company.

WHEREAS, Financial Industries Corporation, the parent of both Company and Reinsurer, has agreed to sell Reinsurer to The Manhattan Life Insurance Company pursuant to a Stock Purchase Agreement that includes among its terms the reinsurance of the Policies;

WHEREAS, Company is the issuer of insurance Policies (as defined herein) consisting of mortgage protection life insurance policies;

WHEREAS, Company desires to cede a portion of its risks under the Policies to Reinsurer subject to this Agreement;

WHEREAS, effective as of the Effective Date, Company will cede or retrocede its risks under the Policies to Reinsurer, and Reinsurer will provide indemnity reinsurance of such risks, in each case on the terms and subject to the conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions, and covenants contained herein, and intending to be legally bound hereby, Company and Reinsurer hereby agree as follows:

ARTICLE I
DEFINITION OF TERMS

Capitalized terms used shall have the meaning given below.

1.1.   Closing Date. The date of closing of the sale of Reinsurer to The Manhattan Life Insurance Company.

1.2.   Effective Date. The date upon which the coinsurance of the Policies by Reinsurer under the terms of this Agreement shall be effective, which shall be 12:01 a.m. Central time, on the day following the effective date of termination of the Optimum Re Agreement.

1.3.   Expense Allowance Percentage. The percentage of net written premium (written premium less cancellations and refunds) specified in Schedule 1.3.

1.4.   Extracontractual Liabilities. Any claim or liability under, in connection with or with respect to the Policies for “bad faith”, punitive, exemplary or other extra-contractual damages that are based upon, relate to or arise out of any act, error or omission of Company, or any of its officers, directors, agents or employees, whether intentional or otherwise.

Coinsurance Agreement

1.5.   Optimum Re Agreement. The Automatic Reinsurance Agreement between Company and Optimum Re Insurance Company dated January 19, 2005.

1.6.   Policies. All of those mortgage protection life insurance policy contracts and riders (but not universal life plans) issued or to be issued by the Family Sales Division of Company including those either identified by policy form number or Plan Code on Schedule 1.3.

1.7.   Policy. Each Policy reinsured by Reinsurer under this Agreement.

1.8.   Policyholder. Any individual or entity which is the owner of a Policy or which has the right to terminate or lapse the Policy, effect changes of beneficiary, coverage limits, add or terminate persons covered under such Policy or direct any other policy changes in such Policy.

1.9.   Reinsurance Percentage. The percentage of contractual liability of Company reinsured by Reinsurer as specified in Schedule 1.9.

ARTICLE II
BASIS OF REINSURANCE

2.1.   Reinsurance. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Company hereby cedes to Reinsurer, and Reinsurer hereby accepts and reinsures from Company the Reinsurance Percentage of the Policies that are issued by the Company on and after the Effective Date.

2.2.   Liability of Reinsurer. The liability of Reinsurer shall begin and terminate simultaneously with that of Company, and the extent of Reinsurer’s liability shall be governed by the general and special policy conditions of the Policies.

2.3.   Underwriting. All Policies shall be underwritten in accordance with current underwriting guidelines in use as of the Effective Date unless modified in accordance with Section 2.4.

2.4.   Modification. Any modifications or changes to the Policies must be mutually agreed upon by Company and Reinsurer.

2.5.   Premium Required. The receipt by Reinsurer of reinsurance premiums when and as required by this Agreement shall be a condition precedent to Reinsurer’s liability for each policy to be reinsured.

2.6.   Reinstatements. If a Policy that was reduced, terminated, or lapsed is reinstated, the reinsurance for such Policy under this Agreement will be reinstated automatically to the amount that would have been in force if the Policy had not been reduced, terminated, or lapsed.

2.7.   Authority and Territory. In no event shall the reinsurance be in force and binding unless the Policy issued directly by Company is in force and unless the issuance and delivery of the Policy constitutes the doing of business in a state of the United States of America or a country in which Company is properly licensed.

Coinsurance Agreement

2.8.   Non-Forfeiture Benefits. The liability of Reinsurer shall include a pro rata share of any non-forfeiture benefits under the Policies in accordance with the Reinsurance Percentage.

2.9.   Recapture. The business reinsured is not subject to recapture except by agreement of the parties.

ARTICLE III
TERMINATION

3.1.   Term. This Agreement shall commence on the Effective Date and continue in effect according to its terms, unless terminated pursuant to Section 3.2, until 12:01 a.m. CST on the fifth anniversary of the Effective Date. This Agreement cannot be terminated with respect to the Policies except by mutual agreement of Company and Reinsurer.

3.2.   Termination of New Sales. Reinsurer may terminate this Agreement with respect to new sales by Company of Policies as of the end of any calendar year or any renewal term by giving at least one hundred eighty (180) days notice in writing to Company prior to the end of such calendar year.

ARTICLE IV
PREMIUMS AND EXPENSE ALLOWANCE

4.1.   Reinsurance Premium. Company agrees to pay Reinsurer reinsurance premiums equal to the Reinsurance Percentage multiplied by the collected premiums less the returns and cancellations.

4.2.   Expense Allowance. Reinsurer will pay Company an Expense Allowance equal to the Expense Allowance Percentage, multiplied by the reinsurance premiums, as calculated in Section 4.1 above, and the applicable fee, as specified in Schedule 1.3.

4.3.   Reinsurer Liability. Reinsurer shall not be directly liable for any commissions, taxes, or expenses incurred by Company except as specifically set forth in this Agreement.

ARTICLE V
ADMINISTRATION

5.1.   Quarterly Report. Company shall submit to Reinsurer a statement listing reinsurance premiums, new policies issued, paid claims and non-forfeiture benefits, expense allowances, premium taxes, assessments, reserves, and other pertinent data mutually agreed upon by both parties relating to the Policies by the fifteenth (15th) of the month following the end of each calendar quarter that this Agreement is in effect. Any balance due Reinsurer by Company shall be paid with the report. Any balance due Company from Reinsurer shall be paid within fifteen (15) days of receipt of such report.

5.2.   Access to Books and Records. Company and Reinsurer shall, have at all times, full and free access during regular business hours, at the home office of the other party, to inspect all books, record and files relating to the Policies in accordance with the terms of this Agreement.

Coinsurance Agreement

5.3.   Error or Omission. It is expressly understood and agreed that if non-payment of reinsurance premium within the time specified or failure to comply with other terms of this Agreement is shown to be the result of a misunderstanding, oversight or clerical error, both Company and Reinsurer shall be restored to the positions they would have occupied had no such misunderstanding, oversight or clerical error occurred. Upon discovery of the oversight, clerical error or misunderstanding, the party that committed the oversight or clerical error or acted incorrectly as a result of a misunderstanding shall promptly notify the other party in writing.

5.4.   Lapses. If a Policy lapses for nonpayment of premium and is subsequently reinstated in accordance with the terms of the Policy and rules of Company, the reinsurance hereunder with respect to such Policy shall be reinstated automatically. Reinsurance premiums shall be payable hereunder with respect to any such Policy in full, as if such Policy had continued uninterrupted in force.

5.5.   Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

5.6.   Premium Taxes. Company shall be liable for the payment of all Premium Taxes on premiums received under the Policies. Reinsurer shall allow Company a provision for Premium Taxes incurred in connection with premiums received under the Policies in proportion to the percentage under Schedule 1.3. The provision for Premium Taxes shall be two percent (2%) of premiums collected, as calculated on a calendar quarter basis, minus: (a) the sum of any Premium Taxes withheld by Company from amounts transferred to Reinsurer during such calendar quarter; and (b) the amount of any Premium Tax offset directly or indirectly available for use by Company during such calendar quarter as a consequence of any assessment or payment for which Company has been reimbursed by Reinsurer pursuant to Section 5.7 hereof, and shall be paid by Reinsurer to Company within thirty (30) days of the end of each calendar quarter.

5.7.   Guaranty Fund Assessments. In the event that Company is required to pay to any guaranty fund, insolvency fund, or similar plan, pool, association or organization maintained by any jurisdiction an assessment in respect of the Policies, the portion of such payment that relates to the Policies for such period shall be reimbursed to Company by Reinsurer in proportion to the Reinsurance Percentage. Company shall credit Reinsurer with any Premium Tax offset for such assessments relating to Policies in the proportion of the Reinsurance Percentage.

5.8.   Reserves. Reinsurer shall establish and maintain reserves in proportion to the Reinsurance Percentage in accordance with applicable statutory accounting standards.

5.9.   Other Reinsurance. The Company shall provide notice of termination with respect to the Optimum Re Agreement prior to the Closing and shall retain its pro rata share of liability without other reinsurance of any type.

Coinsurance Agreement

ARTICLE VI
CLAIMS

6.1.   Notice and Settlement. Company shall give Reinsurer prompt notice of any and all claims. The settlement of any claim paid by Company shall be binding on Reinsurer. Reinsurer shall pay its Reinsurance Percentage to Company pursuant to Section 5.1

6.2.   Reduced Settlement and Expense. Should any claim be settled for a reduced sum, Company and Reinsurer shall participate in such reduction in proportion to their respective liabilities. Likewise, Reinsurer and Company shall share, in the same proportion as the Reinsurance Percentage, any special expenses for investigative or legal fees (excluding salaries, retainers, or ordinary administrative and overhead expenses). Claim expenses in connection with settlements such as external legal counsel fees, costs of investigative agency reports and case management fees from outside agencies shall be considered special expenses.

6.3.   Extracontractual Liabilities. Reinsurer shall not be liable for any extracontractual liabilities or any expense relating thereto.

ARTICLE VII
INDEMNIFICATION

7.1.   Indemnification. From and after the Effective Date, (a) Company shall indemnify, defend and hold harmless Reinsurer and its officers, directors, employees, agents and affiliates (collectively, the “Reinsurer Indemnified Parties”) from and against any costs and expenses (including interest, fines, penalties, statutory, punitive or extracontractual damages, refunds, reasonable attorneys’, accountants’, and actuaries fees and disbursements, and any other costs and expenses incident to any suit, action, investigation, or proceeding), damages, losses, charges, deficiencies, liabilities, obligations, claims, settlements, judgments, or diminution in value (“Loss” or “Losses”) sustained or incurred by, or asserted against Reinsurer which arises out of: (i) any breach or non-fulfillment by Company of, or any failure by Company to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, and (ii) any enforcement of this indemnity, and (b) Reinsurer shall indemnify, defend and hold harmless Company, and its officers, directors, employees, agents and affiliates (collectively, the “Company Indemnified Parties”) from and against any Loss sustained or incurred by, or asserted against, Company Indemnified Parties which arises out of (i) any breach or non-fulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, and (ii) any enforcement of this indemnity.

ARTICLE VIII
INSOLVENCY

8.1.   Payment of Benefits under Insolvency. The obligations of Reinsurer under this Agreement shall be payable by Reinsurer while in force on the basis of the contractual liability of Company under the Policies without diminution or in any way affected or diminished because of the insolvency of Company. In the event of the insolvency of Company and the appointment of a conservator, liquidator, receiver, or statutory successor of Company while coinsurance under this Agreement is in effect as to any Policy, all coinsurance made, ceded, renewed or otherwise becoming effective shall be payable directly to such conservator, liquidator, receiver, or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against Company by any court of competent jurisdiction or by any conservator, liquidator, receiver, or statutory successor of Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator, receiver, or statutory successor has failed to pay all or a portion of any claims.

Coinsurance Agreement

8.2.   Required Notice of and Defense against Claims. In the event of the insolvency of Company while reinsurance as to any Policy is in effect under this Agreement, the conservator, liquidator, receiver, or statutory successor of Company shall give Reinsurer written notice of the pendency of a claim against Company on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. Such notice shall indicate the Policy reinsured and whether the claim could involve a possible liability on the part of Reinsurer. During the pendency of any such claim, Reinsurer may, at its own expense, investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that Reinsurer may deem available to Company or its conservator, liquidator, receiver, or statutory successor. The expense thus incurred by Reinsurer shall be payable, subject to court approval, out of the estate of Company as a part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to Company in conservation or liquidation solely as a result of the defense undertaken by Reinsurer, all in accordance with Sections 10-3-118(3)(b) and (8), Texas Revised Statutes.

ARTICLE IX
ARBITRATION

9.1.   Agreement to Arbitrate. The parties hereto acknowledge and agree that (a) it is the intention of the parties that customs and usages of the business of insurance shall be given full effect in the interpretation of this Agreement; and (b) the parties shall act in all things with the highest good faith. All disputes between Reinsurer and Company arising under this Agreement on which an amicable understanding cannot be reached will be decided by arbitration between the parties at a location to be mutually agreed upon between the parties or as designated by the arbitrators if agreement as to a location cannot be reached by the parties. Notwithstanding any other provision of this ARTICLE IX, if either Reinsurer or Company seeks, consents to, or acquiesces in the appointment of or otherwise becomes subject to any trustee, receiver, liquidator or conservator (including any state insurance regulatory agency or authority acting in such a capacity), the other party shall not be obligated to resolve any claim, dispute or cause of action under this Agreement by arbitration. Notwithstanding any other provision of this ARTICLE IX, nothing contained in this Agreement shall require arbitration of any issue for which equitable or injunctive relief, including specific performance, is sought.

Coinsurance Agreement

9.2.   Method. The parties intend this Article VIII to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), including any amendments to that Act which are subsequently adopted, notwithstanding any other choice of law provision set forth in this Agreement. In the event that either party refuses to submit to arbitration as required herein, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this Article and to confirm and enforce the performance of any award of the arbitrators. To initiate arbitration, either party shall notify the other in writing in the manner set forth in this Agreement for sending notices to the parties of its desire to arbitrate, stating the nature of the dispute and the remedy sought, and designating an arbitrator. The party to which the notice is sent shall respond thereto in writing within thirty (30) days of its receipt of such notice. In such response, the party shall also assert any claim, defense, and other dispute it may have against the party initiating arbitration, and which arises out of or relates in any way to this Agreement and designate its arbitrator. If the second party fails to respond within the time set forth in this Section 8.2, or fails to designate its arbitrator in its response, the party initiating arbitration shall appoint a second arbitrator. The two arbitrators shall select a third arbitrator within thirty (30) days of the designation of the second arbitrator. If they are unable to agree upon the selection of the third arbitrator, they shall, within such period, each name three (3) individuals of whom the other shall decline two (2), and the decision of the third arbitrator shall be determined by drawing lots from the two remaining designees. All arbitrators shall be active or retired officers of life or health insurance companies and be unaffiliated in any way with the parties and disinterested in the outcome of the arbitration. The arbitrators shall have the power to determine all procedural rules for the conduct of the arbitration, including but not limited to the production and inspection of documents, the examination of witnesses, and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Agreement in accordance with the standards identified in Section 8.1. The arbitrators shall have no authority to award punitive damages against or in favor of either party (except to reimburse a party for extra-contractual or punitive damages that either Company or Reinsurer has paid or is legally obligated to pay to third parties). The costs of the arbitration (except legal fees of the parties) shall be split equally between the parties, unless the arbitrators shall otherwise require in their award. Each party shall pay its own legal fees in connection with the arbitration, unless the arbitrators award legal fees and expenses of the prevailing party as part of any award. Except as otherwise specifically provided herein, the arbitration shall be conducted in accordance with rules established by the American Arbitration Association. The decision, in writing, of the arbitrators shall be final and binding upon both of the parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction.

ARTICLE X
GENERAL PROVISIONS

10.1.   Notices. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (i) received by the receiving party if mailed by United States registered or certified mail, return receipt requested, (ii) received by the receiving party if mailed by United States overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (iv) delivered in person to the parties at the addresses set forth below:

Coinsurance Agreement

If to Company:

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
6500 Riverplace Blvd Bldg 1
Austin, TX 78730-1123
Attention: Michael Hydanus
FAX No.: (512) 404-5129

With a concurrent copy to:

Michael Saslaw
Weil, Gotshal & Manges LLP
200 Crescent Ct., Suite 300
Dallas, TX 75201
FAX No.: (214) 746-7777

If to Reinsurer, to:

FAMILY LIFE INSURANCE COMPANY
2727 Allen Parkway, 5th Floor
Houston, Texas 77019
Attention: Daniel George, President
FAX No.: (713) 529-9425

With a concurrent copy to:

Burnie Burner
Long, Burner, Parks & DeLargy, P.C.
106 E. 6th St., STE 300
Austin, TX 78701
FAX No.: (512) 322-0301

10.2.   Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Policies and all other information denominated as confidential by the other party provided to it in connection with this Agreement and shall not disclose such information to any third parties without prior written consent of the other party, except as may be required by regulatory authorities or by law, or pursuant to legal process.

10.3.   Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required of either party under this Agreement is shown to be unintentional and caused by misunderstanding, oversight or clerical error, then this Agreement shall not be deemed in breach thereby, but such error shall be corrected by restoring both parties to the positions they would have occupied had the error not occurred.

Coinsurance Agreement

10.4.   Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties with respect to the reinsurance of the Policies hereunder and the obligations of the parties are determined solely by the terms of this Agreement.

10.5.   Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of Company and Reinsurer, respectively.

10.6.   Offsets. Any debts or credits, regardless of when they arose or were incurred, in favor of or against either Company or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

10.7.   No Third Party Beneficiaries. This Agreement constitutes an indemnity reinsurance agreement solely between Company and Reinsurer, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other person.

10.8.   Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

10.9.   Governing Law. Notwithstanding anything herein to the contrary, all provisions, including Arbitration, of this Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law doctrine.

10.10.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.11.   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of Company or Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

10.12.   Schedules and Paragraph Headings. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

10.13.   Tax Provisions. With respect to the transaction contemplated by this Agreement, the parties hereby agree to make an election in accordance with Internal Revenue Regulation Section 1.848-2(g)(8) (the “Regulation”) under Section 848 of the Internal Revenue Code of 1986 (the “Code”), as amended, and to comply with all of the requirements of such Regulation regarding such election, including, without limitation, the election statement and Tax return reporting requirements of Regulation Sections 1.848-2(g)(8)(ii) and 1.848-2(g)(8)(iii), and further agree:

Coinsurance Agreement

(a)	To exchange information pertaining to the amount of “net consideration” under this Agreement as defined in the Regulation;

(b)
That Company shall submit its calculation of the “net consideration” for purposes of that Regulation to Reinsurer not later than May 1st for each and every taxable year for which this Agreement is in effect;

(c)	That Reinsurer may challenge such calculation within ten (10) business days of its receipt of Company’s calculation;

(d)
That should Reinsurer challenge Company’s calculation of the “net consideration” and the parties be unable to agree as to the appropriate methodology to determine the “net consideration” for purposes of the Regulation, they shall refer such dispute to an outside Tax consultant unrelated to either of the parties, in lieu of the arbitration provisions of this Agreement, and the parties agree to be bound by the decision of that consultant;

(e)
That, pursuant to such election, the party with net positive consideration with respect to this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code; and

(f)	That the first taxable year for which such election shall be effective is taxable year 2006.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written below.

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	/s/ Michael Hydanus 12/29/06
Michael Hydanus, President

FAMILY LIFE INSURANCE COMPANY

By:	/s/ David W. Harris
David W. Harris, Chief Executive Officer

Coinsurance Agreement

Schedule 1.3

EXPENSE ALLOWANCE PERCENTAGE

Plans Reinsured:	Plan Codes:
Univestor Term	HA3015E, HA3030E, HA2010E, HA2020E, HA1515E, HA3015K, HA3030K, HA2010K, HA2020K, HA1515K
Univestor MCI	UT15EF1, UT15EM1, UT15FM1, UT15FF1, UT15GM1, UT15GF1, UT20EF1, UT20EM1, UT20FF1, UT20FM1, UT20GM1, UT20GF1, UT30EN1, UT30FN1, UT30GN1, UT30ET1, UT30FT1, UT30GT1
Any other mortgage protection life insurance

Allowances:

Family Sales Division. All mortgage cancellation policies, including Univestor Term and Univestor MCI:

1.	123% first year plus $25 underwriting/issue allowance per new policy issued, plus 2% premium tax, plus pro rata portion of $42/policy/year administration fee according to the Reinsurance Percentage.

2.
Renewal year allowance is at the rate which covers writing agent renewal commissions and any associated non-affiliated overrides, plus 2% premium tax, plus pro rata portion of $42/policy/year administration fee according to the Reinsurance Percentage.

Coinsurance Agreement

Schedule 1.9

REINSURANCE PERCENTAGE

Percentage of Company contractual liability reinsured by line:

•	35% until Company retention reaches maximum of $250,000 per life, and

•	100% thereafter to the Maximum Per Life Amount.

•	Maximum Per Life Amount is $700,000.

Coinsurance Agreement